FOR IMMEDIATE RELEASE

INHIBITEX COMPLETES
$23 MILLION FINANCING

ATLANTA, GA – October 29, 2009 — Inhibitex, Inc. (Nasdaq: INHX) today reported the completion of its previously announced $23 million private placement of common stock and warrants. Investors in the private placement purchased units, each consisting of one share of common stock and a warrant to purchase .45 of a share of common stock, at a purchase price of $1.28 per unit, which is equal to the consolidated closing bid price of the common stock as reported on the NASDAQ Capital Market for October 22, 2009, plus $0.06. The warrants have an exercise price equal to $1.46 per share, and expire on October 28, 2013.

The shares and warrants sold in the private placement and the shares issuable upon the exercise of the related warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws, and may not be offered or sold in the United States without being registered with the Securities and Exchange Commission (“SEC”) or through an applicable exemption from SEC registration requirements. The shares and warrants were offered and sold only to accredited investors. Inhibitex has agreed to file a registration statement with the SEC covering the resale of the shares issued in the private placement and the shares issuable upon the exercise of the warrants.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any of the securities referred to in this news release in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of the Company’s shares under the resale registration statement referred to in this news release will be made only by means of a prospectus.

About Inhibitex

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on developing products to treat serious infectious diseases. The Company’s pipeline includes FV-100, its clinical-stage nucleoside analogue in Phase II development for the treatment of herpes zoster (shingles), as well as INX-189, an HCV nucleotide polymerase inhibitor in preclinical development. Inhibitex has also licensed the use of certain of its proprietary MSCRAMM® protein technology to Wyeth for the development of staphylococcal vaccines.

Inhibitex® and MSCRAMM® are registered trademark of Inhibitex, Inc.

Contact:
Russell H. Plumb
Chief Executive Officer
(678) 746-1136
rplumb@inhibitex.com